Exhibit 4.4

AGREEMENT FOR AMENDMENT TO SERIES A AND SERIES B WARRANTS

THIS AGREEMENT FOR AMENDMENT TO SERIES A AND SERIES B WARRANTS (this “Amendment Agreement”) is dated as of December 11, 2017, by and between Repros Therapeutics, Inc., a Delaware corporation (the “Company”) and the investor listed in the signature page attached hereto (the “Holder”).

“Series A Warrants” and “Series B Warrants” shall mean the Series A Warrants and Series B Warrants, dated as of May 23, 2017, issued by the Company. “Warrants” shall mean the Series A and Series B Warrants, collectively. Capitalized terms used but not defined herein have the meanings assigned to such terms in the applicable Warrant(s).

WHEREAS, on May 23, 2017, in connection with an offering of common stock of the Company, par value $0.001 per share (“Common Stock”), the Company issued to the Holder and certain other investors Series A Warrants and Series B Warrants;

WHEREAS, as of the date hereof, the Holder holds (i) a Series A Warrant to purchase such aggregate number of shares of Common Stock set forth on its signature page attached hereto and (ii) a Series B Warrant to purchase such aggregate number of shares of Common Stock set forth on its signature page attached hereto;

WHEREAS, concurrently herewith, the Company is entering into, with certain other holders of Series A Warrants and Series B Warrants (each, an “Other Holder” and together with the Holder, the “Holders”), agreements substantially in the form of this Amendment Agreement (each an “Other Amendment Agreement” and together with this Amendment Agreement, the “Amendment Agreements”);

WHEREAS, other than with respect to (a) the identity of the Holder, (b) any provision regarding the reimbursement of legal fees, (c) the grant of a right of participation to Hudson Bay Master Fund Ltd. (“Hudson Bay”) and Alto Master Opportunity Master Fund SPC – Segregated Master Portfolio B (“Alto”) and (d) proportional changes reflecting the different holdings of such Other Holders, the Amendment Agreements are substantially identical;

WHEREAS, Section 9 of each of the Warrants states that except as otherwise provided in the Warrants (as to which there is no exception applicable to the amendments contemplated by this Amendment Agreement), the provisions of the Warrants may be amended or waived and the Company may take any action therein prohibited, or omit to perform any act therein required to be performed by it, only if the Company has obtained the written consent of the holders of a majority of the Registered Warrants and, so long as the Lead Investor holds any Registered Warrants, the Lead Investor; and

WHEREAS, the Holders, collectively, include the Lead Investor and a majority of each of the (x) the Warrants, (y) the Series A Warrants and (z) the Series B Warrants, in each case, outstanding as of the date hereof;

WHEREAS, the Company and the Holder wish to amend the Warrants as provided in Section 1 hereof, which amendments shall be automatically effective and binding, without any action on the part of any Person as of the execution and delivery of this Amendment Agreement by the Company and the Holder and the execution and delivery of the Other Amendment Agreements each by the Company and Other Holders collectively constituting the Required Holders (the “Effective Time”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.          Amendments to Warrants.

a.          As of the Effective Time, Section 1, EXERCISE OF WARRANT, of each Warrant shall be automatically amended, without any action on the part of any Person, by adding a new Section 1(h) at the end thereof, as follows:

“(h) Alternative Cashless Exercise. If (A) the Repurchase Option (as defined below) is not exercised by the Company prior to the close of business on December 15, 2017, (B) the Repurchase Option is so exercised, but the Company does not consummate the Repurchase (as defined below) of this Warrant thereunder in accordance with the terms of the Repurchase Option on or prior to applicable Repurchase Outside Date (as defined below), (C) an Amendment Cancellation Event (as defined below) has occurred or (D) the Company delivers irrevocable notice to the Holder and all holders of the Registered Warrants and the Other Warrants that the Alternative Cashless Exercise (as defined below) has become effective and exercisable by such Holders at their discretion (an “Alternative Cashless Exercise Availability Notice”) (the earliest date on which any of the foregoing occurs, the “Exchange Trigger Date”), then, notwithstanding anything in this Warrant to the contrary, but subject to the limitation set forth in Section 1(f), the Holder may from time to time, in its sole discretion, exercise (the “Alternative Cashless Exercise”) this Warrant, in whole or in part, and, in lieu of the Cashless Exercise contemplated in Section 1(d) or of making any cash payment otherwise contemplated in Section 1(a) to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise three (3) shares of Common Stock (as adjusted for any stock split, stock dividend, stock combination, recapitalization or similar transaction occurring after December 11, 2017 (the “Signing Date”)) for each Warrant Share issuable upon exercise of this Warrant pursuant to Section 1(a) without giving effect to any limitation on exercise set forth herein. If the Repurchase Price (as defined below) is not paid to the Holder in full on or before the applicable Repurchase Outside Date, then, for purposes of Sections 3, 4(a) and 4(b), the Company shall, or shall cause the Successor Entity to, promptly, but in any event before the second (2nd) Business Day following such Repurchase Outside Date, deliver to the Holder any deliverable that was due to the Holder pursuant to Section 4(b) and the Holder shall, for purposes thereof, be deemed to hold a Warrant exercisable for the number of shares of Common Stock calculated pursuant to an Alternative Cashless Exercise (without regard to any limitation on exercise set forth herein), regardless of whether an Exchange Trigger Date has occurred.

In the event the aggregate number of shares to be issued pursuant to the Alternative Cashless Exercise provision of this Warrant and equivalent provisions in the Registered Warrants and Other Warrants would exceed the aggregate number of shares of Common Stock which the Company may issue without breaching the Company’s obligations under the rules or regulations of the Principal Market (such number of shares, the “Exchange Cap”) and the Company has not obtained stockholder approval to as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount, then, unless the Company voluntarily delists its Common Stock from the Principal Market, the Company shall issue to the Holder such number of shares of Common Stock equal to the Holder’s Pro Rata Allocation of the Exchange Cap and the Company shall issue to the Holder a Senior Note in the form attached hereto as Exhibit A (the “Senior Note”) in lieu of the number of shares of Common Stock exceeding the product of the Exchange Cap, multiplied by the Holder’s Pro Rata Allocation (such number of shares, the “Exchange Cap Excess Shares”). The original principal amount of the Senior Note issued to the Holder shall be determined by the product of (x) the number of Exchange Cap Excess Shares otherwise issuable to the Holders, and (y) the highest Weighted Average Price of the Common Stock during the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Trigger Date. Upon the issuance of the Senior Note, the number of shares of Common Stock issuable upon exercise of this Warrant shall be reduced by the Exchange Cap Excess Shares. The Holder shall be entitled to elect how to allocate the Holder’s Exchange Cap Excess Shares between this Warrant and the Holder’s Other Warrant, if any. As used herein, “Pro Rata Allocation” means a fraction, the numerator of which is the number of shares underlying this Warrant and the Holder’s Other Warrant, if any (in each case, without giving effect to any limitation on exercise set forth herein or therein) held by the Holder as of the Exchange Trigger Date and the denominator of which is the number of shares underlying all of the Registered Warrants and Other Warrants, if any (in each case, without giving effect to any limitation on exercise set forth herein or therein) outstanding as of the Exchange Trigger Date.”

b.         As of the Effective Time, Section 7, Reissuance of Warrants, of each Warrant shall be automatically amended, without any action on the part of any Person, by adding a new clause (e) as follows:

“(e) Amendment No. 1. Following the effectiveness of Amendment No. 1 to Series A and Series B Warrants, which amends this Warrant, no sale, transfer, assignment or other conveyance of this Warrant shall be recognized by the Company as effective unless and until the original copy of this Warrant has been surrendered to the Company and replaced, prior to such sale, transfer, assignment or other conveyance, by a replacement copy of this Warrant reflecting such Amendment No. 1 to Series A and Series B Warrants.”

c.         As of the Effective Time, Section 17, Company Optional Redemption, of each Warrant shall be automatically amended, without any action on the part of any Person, as follows:

i.           the existing paragraph constituting Section 17 shall be designated clause (a) of Section 17.

ii.          a new clause (b) shall be added to Section 17, as follows:

“(b)       (i)          At any time after the effectiveness of Amendment No. 1 to Series A and Series B Warrants, which amends this Warrant, and prior to December 15, 2017 (the “Repurchase Option Period”), the Company may, by delivery of a written notice via e-mail to the Holder, which e-mail address has been previously provided to the Company (the “Repurchase Notice” and the date the Holder and all the holders of the Registered Warrants and the Other Warrants receive the Repurchase Notice, the “Repurchase Notice Date”), elect (the “Repurchase Option”) to repurchase (the “Repurchase”) all of this Warrant that is then outstanding for an aggregate price (the “Repurchase Price”) equal to the product of the number of shares of the Common Stock issuable upon exercise of the Warrant as of the date the Company elects to exercise the Repurchase Option (without regard to any limitation on exercise set forth herein), multiplied by the applicable Repurchase Price, as set forth below:

(1)         If the highest Weighted Average Price of the Common Stock during the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the date on which the Repurchase Price is paid in full to the Holder (such price, the “Reference Price”) is less than or equal to $0.50 (as adjusted for any stock split, stock dividend, stock combination, recapitalization or similar transaction occurring after the Signing Date), $0.78673 (as adjusted for any stock split, stock dividend, stock combination, recapitalization or similar transaction occurring after the Signing Date).

(2)         If the Reference Price is greater than $0.50 (as adjusted for any stock split, stock dividend, stock combination, recapitalization or similar transaction occurring after the Signing Date), but less than, or equal to, $0.60 (as adjusted for any stock split, stock dividend, stock combination, recapitalization or similar transaction occurring after the Signing Date), $0.88735 (as adjusted for any stock split, stock dividend, stock combination, recapitalization or similar transaction occurring after the Signing Date).

(3)         If the Reference Price is greater than $0.60 (as adjusted for any stock split, stock dividend, stock combination, recapitalization or similar transaction occurring after the Signing Date), then the higher of (A) $0.88735 (as adjusted for any stock split, stock dividend, stock combination, recapitalization or similar transaction occurring after the Signing Date) and (B) the Black Scholes Value of the Warrant, calculated as of the Trading Day immediately prior to the date on which the Repurchase Price is paid in full to the Holder, divided by the number of shares of Common Stock underlying this Warrant (without regard to any limitation on exercise set forth herein).

(ii)         Unless an Amendment Cancellation Event (as defined below) has occurred, the Repurchase Price shall be payable to the Holder in cash by wire transfer of immediately available funds pursuant to wire instructions provided in writing by the Holder to the Company, which instructions shall be provided by no later than five (5) Business Days following the Repurchase Notice Date (or if the Holder does not timely provide its wire instructions to the Company, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing), at any time on or prior to the Repurchase Outside Date (as defined below), such date of payment to be determined by the Company and communicated to the Holder by notice promptly after such determination, but in no event less than five (5) Business Days prior to such date of payment. In the event the Repurchase Outside Date as set forth in the Repurchase Notice changes pursuant to the terms and conditions of the definition thereof, the Company shall promptly, but in any event within two (2) Business Days, provide notice (which may be delivered via e-mail as contemplated in Section 17(b)(i)) to the Holder and all the holders of the Registered Warrants and the Other Warrants providing for the new Repurchase Outside Date; provided that in no event shall such notice contain any material, nonpublic information of the Company or any of its subsidiaries. The “Repurchase Outside Date” means January 22, 2018; provided, that if at any time on or prior thereto the Company (i) enters into a definitive agreement the consummation of the transactions contemplated thereby would reasonably be expected to result in a Fundamental Transaction or (ii) enters into a definitive agreement the consummation of the transactions contemplated thereby would reasonably be expected to result in a financing that results in net proceeds to the Company in an amount equal to at least the amount of the aggregate Repurchase Price for all of the Registered Warrants and Other Warrants then outstanding (a “Qualified Financing”), then the Repurchase Outside Date shall be adjusted such that the Repurchase Outside Date will occur not later than the earliest of (x) second (2nd) Business Day following the date on which such Fundamental Transaction or Qualified Financing, as applicable, is consummated, (y) the outside date, if any, for the consummation of such Fundamental Transaction or Qualified Financing, as applicable, and (z) March 31, 2018. The Company’s obligations under this Warrant shall terminate upon payment in full of the Repurchase Price to the Holder.

(iii)        Unless an Amendment Cancellation Event has occurred, following the Company’s exercise of the Repurchase Option and prior to the Repurchase Outside Date, the Holder may not exercise its right to exercise this Warrant under Section 1 of this Warrant, and the provisions set forth in Section 4 of this Warrant shall not be operative or applicable; provided, however, that the provisions of Sections 4(a) and 4(b) shall apply if the Repurchase Price is not paid to the Holder in full on or before the applicable Repurchase Outside Date, in which event the Company shall, or shall cause the Successor Entity to, promptly, but in any event before the second (2nd) Business Day following such Repurchase Outside Date, deliver to the Holder any deliverable that was due to the Holder pursuant to Section 4(b) and the Holder shall, for purposes thereof, be deemed to hold a Warrant exercisable for the number of shares of Common Stock calculated pursuant to an Alternative Cashless Exercise (without regard to any limitation on exercise set forth herein). Until the earlier to occur (x) the Company’s payment in full to the Holder of the Repurchase Price and (y) the Exchange Trigger Date, the Company shall not declare or make any Distribution or grant, issue or sell any Purchase Rights. For the avoidance of doubt, following the termination of the Payment Period, the Holder shall be entitled to exercise this Warrant, including pursuant to Section 1(h).

(iv)        The Company shall, on or prior to the date that is five (5) Business Days following the Repurchase Notice Date, deposit or cause to be deposited into an escrow reasonably acceptable to the Required Holders, to be held by a third party escrow agent reasonably acceptable to the Required Holders (the “Escrow Agent”), an amount in cash at least equal to the aggregate Repurchase Price for this Warrant, all Registered Warrants and all Other Warrants then outstanding, which Repurchase Price shall be calculated assuming that the Weighted Average Price of the Common Stock is greater than $0.50 (as adjusted for any stock split, stock dividend, stock combination, recapitalization or similar transaction occurring after the Signing Date) (the “Escrow Amount”). The Escrow Amount shall be maintained in escrow until the occurrence of the earliest of one of the following events: (a) the Company directs the Escrow Agent to pay the Escrow Amount to the Holder and the holders of the Registered Warrants and the Other Warrants as payment of the Repurchase Price thereunder, (b) a substitute escrow fund reasonably acceptable to the Required Holders, in like amount, is provided to be governed by substantially the same escrow terms or (c) the Company delivers an Alternative Cashless Exercise Availability Notice. In the event the Escrow Amount is not placed into escrow as contemplated above by the close of business on the fifth (5th) Business Day following the Repurchase Notice Date or if the Escrow Amount is at any time released from escrow other than in circumstances described in clause (a) or (b) above, then Section 17(b) shall automatically be voided without any further action by the Company and/or the Holder (an “Amendment Cancellation Event”). For the avoidance of doubt, Section 1(h) shall then become available to the Holder from time to time at its sole discretion.

(v)         If the Company elects to deliver a Repurchase Notice to the Holder, it shall also deliver a Repurchase Notice (as defined in the Registered Warrants and the Other Warrants) to all, but not less than all, of the holders of the Registered Warrants and the Other Warrants.”

2.          Effect on Warrant. This Warrant is not modified or amended other than as expressly indicated herein, and all other terms and conditions of this Warrant shall remain in full force and effect.

3.          Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person relating to the amendment of any Warrants (each an “Amendment Document”), is or will be more favorable to such Person than those of the Holder and this Amendment Agreement (other than the reimbursement of legal fees and the grant of a right of participation to Hudson Bay and Alto (collectively, the “Specified Changes”). If, and whenever on or after the date hereof, the Company enters into an Amendment Document, then (i) the Company shall provide written notice thereof to the Holder immediately following the occurrence thereof and (ii) the terms and conditions of this Amendment Agreement shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Amendment Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Amendment Agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this Section 3 shall apply similarly and equally to each Amendment Document.

4.          Disclosure of Transactions and Other Material Information. The Company shall, on or before 8:30 a.m., New York City Time, not later than the second (2nd) Business Day following the date hereof, file a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby attaching the form of this Amendment Agreement as an exhibit to such filing (including all attachments thereto, including without limitation the form of the Senior Note), the “8-K Filing”). From and after the filing of the 8-K Filing, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of its respective officers, directors, employees, agents or Affiliates, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and the Holder or any of its Affiliates, on the other hand, shall terminate and be of no further force or effect. The Company shall not, and shall cause each of its subsidiaries and each of their respective officers, directors, employees, agents and Affiliates, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company delivers any material, non-public information to the Holder without the Holder’s express prior written consent, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, employees, Affiliates or agents with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, employees, Affiliates or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Holder and its Affiliates will rely on the foregoing representations in effecting transactions in securities of the Company. The Company shall not disclose the name of the Holder in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation.

5.          Rule 144. The Company agrees not to take a position contrary or inconsistent with the following: For purposes of Rule 144 of the 1933 Act, (a) the holding period of each Warrant, as amended by the Amendment Agreements, commenced on May 23, 2017, and (b) the holding period of this Warrant may be tacked onto the holding period of the Senior Note issued in exchange for this Warrant pursuant to Section 1(h).

6.          Independent Nature of Holder’s Obligations and Rights. Notwithstanding the fact that, upon the execution of Amendment Agreements by the Holders, the amendments set forth in Section 1 hereof shall be applicable to all Registered Warrants and Other Warrants, any obligations of the Holder under this Amendment Agreement are several and not joint with the obligations of any Other Holder, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any Other Amendment Agreement. Nothing contained herein or in any Other Amendment Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment Agreement or any Other Amendment Agreement and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Amendment Agreement or any Other Amendment Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

7.           Equal Treatment. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Amendment Agreements or the Warrants unless the same consideration (other than the Specified Changes) also is offered to all of the parties to the Amendment Agreements or holders of the Warrants.

8.           Legal Fees. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Amendment Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the transactions contemplated hereby, if any.

9.           Governing Law; Jurisdiction. The validity, interpretation, and performance of this Amendment shall be shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

10.         Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

11.         Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

12.         Release.

(a)          The Holder acknowledges that the Company may have possession of material, nonpublic information (collectively, the “Information”) concerning the Company or its securities (the “Securities”). The Information may include information about the Company’s business, assets, liabilities, results of operations and prospects. As a consequence, there may exist a disparity of information between the Company and the Holder with respect to the Company and its Securities, including the Warrants. The Holder acknowledges that the Information could be indicative of a value of the Warrants that is more or less than the Repurchase Price or could otherwise be adverse to the Holder and that the Information may be material to the Holder’s decision to enter into this Amendment Agreement. Notwithstanding this, the Holder desires to enter into this Amendment Agreement for its own business purposes.

(b)          The Holder represents that it has not requested the Information and agrees that the Company shall not be obligated to disclose any Information or have any liability with respect to any such non-disclosure or the failure of the Holder to review the Information. As a condition to the Company’s agreement to enter into this Amendment Agreement, to the fullest extent permitted by law, the Holder hereby releases and waives any and all claims, causes of action, actions, proceedings, suits, judgments, liens and executions, whether known or unknown and whether now or hereafter arising (collectively, “Claims”) against the Company and its officers, directors, shareholders, employees, agents, representatives, affiliates and successors (collectively, the “Released Persons”), based upon or relating to such non-disclosure or the Holder’s failure to review the Information (including any Claims it may have or hereafter acquire under federal or state securities laws) and further covenants not to sue any of the Released Persons (or institute or maintain any Claims against them) for any loss, damage or liability arising from or relating to the non-disclosure of the Information. The Holder intends to effect a complete and knowing waiver of their rights as set forth herein.

(c)          The Holder represents, warrants and acknowledges that it: (a) is a sophisticated investor, (b) has adequate information concerning the Securities, (c) has adequate information concerning the business and financial condition of the Company, (d) has conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to this Amendment Agreement, and (e) has not relied upon the Company for any investigation into, assessment of, or evaluation with respect to this Amendment Agreement. The Holder further acknowledges that the Company has not made any representation or warranty whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company or with respect to the value the Warrants. The Holder further acknowledges that the Company is relying on the acknowledgments and agreements contained herein in entering into this Amendment Agreement, and would not enter into this Amendment Agreement in the absence of the acknowledgments and agreements contained herein.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

Repros Therapeutics, Inc.

/s/ Katherine Anderson
Name: Katherine Anderson
Title: Chief Financial Officer

Acknowledged and Agreed to:

Warberg Warrant Fund V

/s/ Jonathan Blumberg
Name: Jonathan Blumberg
Title: Manager
Shares of common stock underlying Warrants owned:
Series A Warrants - 36,500 shares; and
Series B Warrants - 24,333 shares.

Date: December 11, 2017

[Signature Page to Agreement for Amendment to Series A and Series B Warrants]

Exhibit A

[FORM OF SENIOR NOTE]

THE ISSUANCE AND SALE OF THE SECURITY REPRESENTED BY THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Repros Therapeutics, Inc.

Senior Note

Issuance Date: [●][1]	Original Principal Amount: U.S. $[●][2]

FOR VALUE RECEIVED, Repros Therapeutics, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [SPECIFIED HOLDER] or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate per annum equal to the Interest Rate (as defined below), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Note (including all Senior Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Notes issued pursuant to Series A and Series B Warrants of the Company, as amended as of December [●], 2017 (the “Signing Date”), each by and between the Company and the investor listed on the signature page attached thereto, as amended from time to time (collectively, the “Notes”, and such other Senior Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 25.

1 Insert applicable Exchange Trigger Date.

2 Insert dollar amount equal to the product of (i) the Holder's Exchange Cap Excess Shares (as defined in the Warrants) and (ii) the highest Weighted Average Price (as defined in the Warrants) of the Common Stock during the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Issuance Date.

1.           PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 17(c)) on such Principal and Interest. The Company may prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any, on this Note from time to time at its discretion, including without limitation pursuant to a redemption required or permitted by this Note, should such redemption be deemed or determined by a court of competent jurisdiction to be a prepayment of the Note by the Company.

2.           INTEREST; INTEREST RATE. Interest on this Note shall accrue commencing accruing on the Issuance Date at a rate of five percent (5.0%) per annum (the “Interest Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears for each calendar month on the first Business Day of each calendar month following the Issuance Date (each, an “Interest Date”). Interest shall be payable in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company on each Interest Date to the record holder of this Note on the applicable Interest Date. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Outstanding Amount on each Redemption Date in accordance with the terms of this Note. From and after the occurrence and during the continuance of an Event of Default (as defined in Section 3(a)), the Interest Rate shall be increased to eighteen percent (18.0%) per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default; provided, further, that for the purpose of this Section 2, such Event of Default shall not be deemed cured unless and until any accrued and unpaid Interest shall be paid to the Holder, including, without limitation, Interest accrued at the increased rate of eighteen percent (18.0%) per annum.

3.           RIGHTS UPON EVENT OF DEFAULT.

(a)          Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (iii), (iv) and (v) below shall constitute a “Bankruptcy Event of Default”:

(i)          the Company’s or any subsidiary’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least two (2) Trading Days;

(ii)         the occurrence of any default under, redemption of or acceleration prior to maturity of at least $100,000, individually or in the aggregate, of Indebtedness of the Company or any of its subsidiaries, other than with respect to any Other Notes;

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(iii)        bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any subsidiary and, if instituted against the Company or any subsidiary by a third party, shall not be dismissed within forty five (45) days of their initiation;

(iv)        the commencement by the Company or any subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(v)         the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of forty five (45) consecutive days;

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(vi)        a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and/or any of its subsidiaries and which judgments are not, within forty five (45) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within forty five (45) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within forty five (45) days of the issuance of such judgment;

(vii)       the Company and/or any subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $100,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $100,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its subsidiaries, individually or in the aggregate;

(viii)      other than as specifically set forth in another clause of this Section 3(a), the Company or any subsidiary breaches in any material respect any representation, warranty, covenant or other term or condition of any or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days;

(ix)         any breach or failure in any material respect by the Company or any subsidiary to comply with any provision of Section 9 of this Note, except, in the case of a breach or failure that is curable, only if such breach or failure remains uncured for a period of five (5) consecutive Trading Days;

(x)          at any time after the Issuance Date, any shares of Common Stock issued or issuable upon exercise of the Warrants (disregarding any limitation on exercise of the Warrants) shall fail to be eligible for resale pursuant to Rule 144 promulgated under the 1933 Act, but only if such failure remains uncured for a period of ten (10) consecutive Trading Days;

(xi)         any Change of Control occurs; or

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(xii)        any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b)          Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within two (2) Business Days deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to cause the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 3(b) shall be redeemed by the Company at a price in cash equal to the product of (i) the Outstanding Amount multiplied by (ii) the Redemption Premium (the “Event of Default Redemption Price”). Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 7. To the extent redemptions required by this Section 3(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

(c)          Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash equal to the Event of Default Redemption Price, in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other person or entity, provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.

4.           RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby in accordance with the provisions of this Section 4 pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions.

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5.           COMPANY MANDATORY REDEMPTION. At any time and from time to time after the Issuance Date, to the extent the Company or any of its subsidiaries consummates a Subsequent Placement (the date of the consummation of such a Subsequent Placement, a “Subsequent Placement Date”), the Company shall be required to use 100% of the net proceeds raised in such Subsequent Placement to redeem the Outstanding Amount then remaining under this Note and the Other Notes (a “Company Mandatory Redemption Amount”) on the applicable Company Mandatory Redemption Date (as defined below) (a “Company Mandatory Redemption”). For the avoidance of doubt, if the net proceeds raised by the Company in a Subsequent Placement exceed the Outstanding Amount of this Note, the Company shall not be required to pay to the Holder more than the Company Mandatory Redemption Price hereunder. The Company shall effect multiple Company Mandatory Redemptions, as necessary, to redeem in full all Outstanding Amounts under this Note and the Other Notes. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price (a “Company Mandatory Redemption Price”) equal to 100% of the Outstanding Amount being redeemed as of the applicable Company Mandatory Redemption Date. The Company shall effect a Company Mandatory Redemption under this Section 5 by delivering a written notice thereof within no later than one (1) Business Day of the applicable Subsequent Placement Date by facsimile or electronic mail and overnight courier to all, but not less than all, of the holders of Notes (a “Company Mandatory Redemption Notice” and the date all of the Holder and the holders of the Other Notes receive such notice is referred to as a “Company Mandatory Redemption Notice Date”). Each Company Mandatory Redemption Notice shall be irrevocable. Each Company Mandatory Redemption Notice shall (x) state the date on which the applicable Company Mandatory Redemption shall occur (a “Company Mandatory Redemption Date”) which date shall not be more than three (3) Trading Days following the applicable Subsequent Placement Date, (y) certify that no Event of Default has occurred or is continuing and (z) state the aggregate Outstanding Amount of the Notes which is being redeemed in such Company Mandatory Redemption from the Holder pursuant to this Section 5 and all of the holders of the Other Notes pursuant to analogous provisions under the Other Notes on the applicable Company Mandatory Redemption Date. Notwithstanding anything herein to the contrary, (i) if no Event of Default has occurred as of the applicable Company Mandatory Redemption Notice Date but an Event of Default occurs at any time prior to the related Company Mandatory Redemption Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives such Event of Default, such Company Mandatory Redemption shall be cancelled and the applicable Company Mandatory Redemption Notice shall be null and void. If the Company elects to cause a Company Mandatory Redemption of this Note pursuant to Section 5, then it must simultaneously take the same action with respect to all of the Other Notes, and if any Company Mandatory Redemption of this Note pursuant to Section 5 is for a portion of this Note, then the Company Mandatory Redemption of each of the Other Notes shall be for a portion of such Other Note, on a pro rata basis based on the principal amount of Notes then outstanding.

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6.           NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

7.           REDEMPTIONS.

(a)          Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice (the “Event of Default Redemption Date”). The Company shall deliver the applicable Company Mandatory Redemption Price to the Holder in cash on the applicable Company Mandatory Redemption Date. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time the Holder is entitled to receive a cash payment under any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, at the option of the Holder delivered in writing to the Company, the applicable Redemption Price hereunder shall be increased by the amount of such cash payment owed to the Holder under any such other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby and, upon payment in full in accordance herewith, shall satisfy the Company’s payment obligation under such other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby. In the event of a redemption of less than all of the Outstanding Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 12(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Outstanding Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Outstanding Amount, and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 12(d)), to the Holder, and in each case the principal amount of this Note or such new Note (as the case may be) shall be increased by an amount equal to the difference between (1) the applicable Redemption Price (as the case may be, and as adjusted pursuant to this Section 7, if applicable) minus (2) the Principal portion of the Outstanding Amount submitted for redemption. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Outstanding Amount subject to such notice.

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(b)          Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 3(a) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile or electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is two (2) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

8.           VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including, without limitation, the Delaware General Corporation Law) and as expressly provided in this Note.

9.           COVENANTS. Until all of the Notes have been prepaid, redeemed or otherwise satisfied in accordance with their terms:

(a)          Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its subsidiaries.

(b)          Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) other Permitted Indebtedness).

(c)          Existence of Liens. The Company shall not, and the Company shall cause each of its subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)          Restricted Payments. The Company shall not, and the Company shall cause each of its subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Notes) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

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(e)          Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock.

(f)           Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or any subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its subsidiaries in the ordinary course of business consistent with its past practice and (ii) sales of inventory and product in the ordinary course of business consistent with its past practice.

(g)          Maturity of Indebtedness. The Company shall not, and the Company shall cause each of its subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of its subsidiaries to mature or accelerate prior to the Maturity Date.

(h)          Change in Nature of Business. The Company shall not, and the Company shall cause each of its subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its subsidiaries on the Signing Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose in any material respect.

(i)           Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its subsidiaries to maintain and preserve, in all material respects, its existence, rights and privileges, and become or remain, and cause each of its subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(j)           Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its subsidiaries to maintain and preserve, all of its properties which are necessary or useful in any material respect in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its subsidiaries to comply in all material respects, at all times, with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(k)          Maintenance of Intellectual Property. The Company will, and will cause each of its subsidiaries to, take all action necessary or advisable to maintain all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets and similar rights of the Company and/or any of its subsidiaries that are necessary or material to the conduct of its business in full force and effect.

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(l)           Maintenance of Insurance. The Company shall maintain, and cause each of its subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(m)         Transactions with Affiliates. The Company shall not, nor shall it permit any of its subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.

(n)          Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes or (ii) issue any other securities that would cause a breach or default under the Notes or the Warrants.

(o)          Independent Investigation. At the request of the Holder either (x) at any time when an Event of Default has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute an Event of Default or (z) at any time the Holder reasonably believes an Event of Default may have occurred or be continuing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Holder to investigate as to whether any breach of this Note has occurred (the “Independent Investigator”). If the Independent Investigator determines that such breach of this Note has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to each holder of a Note of such breach. In connection with such investigation, the Independent Investigator may, during normal business hours, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Company’s officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

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10.         AMENDING THE TERMS OF THIS NOTE. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment or waiver of any provision to this Note or any of the Other Notes. Any change, amendment or waiver by the Company and the Required Holders shall be binding on the Holder of this Note and all holders of the Other Notes.

11.         TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company.

12.         REISSUANCE OF THIS NOTE.

(a)          Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 12(d)) to the Holder representing the outstanding Principal not being transferred.

(b)          Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 12(d)) representing the outstanding Principal.

(c)          Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 12(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

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(d)          Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

13.         REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, redemptions and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

14.         PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

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15.         CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, shall have the meanings ascribed to such terms on the Signing Date in any such other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby as amended from time to time prior to the applicable date of determination, unless otherwise consented to in writing by the Holder.

16.         FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

17.         NOTICES; CURRENCY; PAYMENTS.

(a)          Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8 of the Warrants. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

(b)          Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c)          Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing, provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18.0%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

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18.         CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

19.         WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

20.         GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

21.         JUDGMENT CURRENCY.

(a)          If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 21 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

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(i)          the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii)         the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 21(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b)          If in the case of any proceeding in the court of any jurisdiction referred to in Section 21(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c)          Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

22.         SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

23.         MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

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24.         DISCLOSURE. At any time from and after the initial Issuance Date, upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or any of its subsidiaries. If the Company or any of its subsidiaries provides material non-public information to the Holder that is not simultaneously filed in a Current Report on Form 8-K and the Holder has not agreed to receive such material non-public information, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material non-public information. Nothing contained in this Section 24 shall limit any obligations of the Company, or any rights of the Holder, under the Warrants.

25.         CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)          “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b)          “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c)          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d)          “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)          “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned subsidiaries with or into any of the Company or any of its direct or indirect wholly-owned subsidiaries, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its subsidiaries.

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(f)           “Common Stock” means (i) the Company’s common stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(g)          “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(h)          “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(i)           “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

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(j)           “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of December [●], 2017 calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(k)          “GAAP” means United States generally accepted accounting principles, consistently applied.

(l)           “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

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(m)         “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(n)          “Maturity Date” shall mean [●]3; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is the later of (x) twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced prior to the consummation of such Fundamental Transaction or (y) twenty (20) Business Days after the announcement of a Fundamental Transaction in the event that a Fundamental Transaction is not publicly announced prior to the consummation of such Fundamental Transaction.

(o)          “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(p)          “Outstanding Amount” means the sum of (A) the portion of the Principal to be redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(q)          “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market (as defined in the Warrants), or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(r)           “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) Indebtedness set forth on Schedule 25(r)(ii) attached hereto, as in effect as of the Signing Date, (iii) Indebtedness secured by Permitted Liens or unsecured but as described in clauses (iv) and (v) of the definition of Permitted Liens, and (iv) Permitted Subordinated Indebtedness.

3 Insert the date that is ninety (90) dates immediately following the Issuance Date, or, if such date falls on a day that is not a Business Day, the next day that is a Business Day.

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(s)          “Permitted Subordinated Indebtedness” means any Indebtedness that: (i) is made expressly subordinate in right of payment to the Indebtedness evidenced by the Notes in form and substance satisfactory to the Required Holders, (ii) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least ninety-one (91) days after the Maturity Date, and (iii) until such time as the Notes are no longer outstanding, no proceeds of any Subsequent Placement may be used to repay all, or any part, of such Indebtedness.

(t)           “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed $50,000, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 3(a)(vi).

(u)          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(v)          “Principal Market” means The NASDAQ Capital Market.

(w)         “Redemption Dates” means, collectively, the Event of Default Redemption Dates, and the Company Mandatory Redemption Dates, and each of the foregoing, individually, a “Redemption Date.”

(x)           “Redemption Notices” means, collectively, the Event of Default Redemption Notices and the Company Mandatory Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(y)          “Redemption Premium” means 125%.

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(z)           “Redemption Prices” means, collectively, the Event of Default Redemption Prices, and the Company Mandatory Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

(aa)         “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(bb)         “Series A Warrants” means those certain Series A Warrants issued by the Company on May 23, 2017, as amended from time to time, including, without limitation, pursuant to those certain Amendments No. 1 to Series A and Series B Warrants dated as of the Signing Date, each by and between the Company and the investor listed on the signature page attached thereto, and shall include all warrants issued in exchange therefor or replacement thereof.

(cc)         “Series B Warrants” means those certain Series B Warrants issued by the Company on May 23, 2017, as amended from time to time, including, without limitation, pursuant to those certain Amendments No. 1 to Series A and Series B Warrants dated as of the Signing Date, each by and between the Company and the investor listed on the signature page attached thereto, and shall include all warrants issued in exchange therefor or replacement thereof.

(dd)         “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ee)         “Subsequent Placement” means any direct or indirect, offer, sale, grant any option to purchase, or other disposition of (or announcement of any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries’ debt, equity or equity equivalent securities, including, without limitation, any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents.

(ff)          “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(gg)         “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market (as defined in the Warrants), or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(hh)         “Warrants” means, collectively, the Series A Warrants and the Series B Warrants.

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[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

REPROS THERAPEUTICS, INC.

By:
Name:
Title:

Schedule 25(r)(ii)

[INSERT DESCRIPTION OF EXISTING INDEBTEDNESS]